Exhibit 99.1

Celanese Corporation
Investor Relations
1601 West LBJ Freeway
Dallas, Texas 75234-6034
Corporate News Release
Celanese Corporation Reports Fourth Quarter and Full Year Results
Fourth quarter highlights:
•	Net sales were $1,286 million, down 27% from prior year period

•	Operating profit was ($152) million versus $324 million in prior year period

•	Net earnings was ($159) million versus $214 million in prior year period

•	Operating EBITDA was $68 million versus $349 million in prior year period

•	Diluted EPS from continuing operations was ($0.97) versus $1.23 in prior year period

•	Adjusted EPS was ($0.38) versus $0.93 in prior year period; including approximately $0.48 of inventory accounting impact

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in $ millions, except per share data)	2008	2007	2008	2007

Net sales	1,286	1,760	6,823	6,444
Operating profit (loss)	(152)	324	440	748
Net earnings (loss)	(159)	214	278	426
Operating EBITDA [1]	68	349	1,169	1,294
Diluted EPS — continuing operations	($0.97)	$1.23	$2.29	$1.96
Diluted EPS — Total	($1.12)	$1.27	$1.70	$2.49
Adjusted EPS [1]	($0.38)	$0.93	$2.77	$3.29

[1]	Non-U.S. GAAP measures. See reconciliation in tables 1 and 6.
Dallas, February 3, 2009: Celanese Corporation (NYSE: CE), a leading global chemical company, today reported fourth quarter 2008 net sales of $1,286 million, a 27 percent decrease from the prior year period, driven by significantly lower volumes on weak global demand and unprecedented inventory destocking throughout its end-consumer supply chains. Operating profit was a loss of $152 million compared with a profit of $324 million in the same period last year. Results included fixed asset impairment charges of $94 million associated with the potential closure of the company’s acetic acid and vinyl acetate monomer (VAM) production facility in Pardies, France, and its VAM production unit in Cangrejera, Mexico, as well as other actions that the company is taking. Net earnings were a loss of $159 million compared with a profit of $214 million in the same period last year.
During the fourth quarter of 2008, the company aggressively managed its global production capacity in order to minimize inventory levels and optimize its working capital and cash positions. The company estimated that the total non-cash inventory accounting impact, which includes the negative effects of first-in, first-out (FIFO) accounting and inventory draw due to lower production levels, was approximately $101 million in the period.
Adjusted earnings per share for the fourth quarter of 2008 were a loss of $0.38 compared with a profit of $0.93 in the same period last year. These results exclude approximately $105 million of other charges and adjustments, including the fixed asset impairment charges. Operating EBITDA was $68 million in the fourth quarter of 2008 versus $349 million in the prior year period.

“During the fourth quarter, historically weak market conditions drove a dramatic decline in overall global demand for many industries that we supply. While our Consumer Specialties segment continued to deliver high earnings levels, recessionary trends, coupled with an unprecedented inventory destocking, resulted in sharp volume declines in our other businesses,” said David Weidman, chairman and chief executive officer. “We are pleased that the aggressive actions that we have taken to align our business operations and production with current demand levels resulted in solid cash generation.”
Recent Highlights
•	Announced the assessment of the potential closure of acetic acid and vinyl acetate monomer (VAM) production in Pardies, France, and VAM production in Cangrejera, Mexico, as well as certain other actions the company is considering.

•	Released its 2008 Sustainability Report, which details the company’s industry-leading commitment to safety, health and the environment across its worldwide operations. The report also highlights best practices driven by the company’s employees around the world. The company’s 2008 global OSHA Injury Rate (OIR), or the annual number of injuries per 100 employees, was 0.26, which is among the best in the chemical industry.

•	Reached an agreement with the Frankfurt, Germany, Airport (Fraport AG) to receive an advance payment of €322 million associated with the relocation of its Ticona business in Kelsterbach, Germany. This advance payment will be in lieu of the payments of €200 million and €140 million originally scheduled to be paid in June 2009 and June 2010, respectively.
Fourth Quarter Segment Overview
Consumer Specialties
Consumer Specialties continued to execute its strategy to deliver higher, sustainable earnings. Net sales in the quarter were $286 million, up $7 million from the prior year period, primarily driven by higher pricing on continued strong demand. The higher pricing was partially offset by overall lower volumes and unfavorable currency effects. The lower volumes were primarily attributed to lower acetate flake sales resulting from the company’s decision to shift flake production to its China ventures. Operating profit was $52 million, a $17 million decrease from the prior year period. Fourth quarter 2007 results included a one-time gain of $22 million associated with the sale of the company’s Edmonton, Canada facility. Operating EBITDA was $65 million, up 14 percent from the same period last year.
Industrial Specialties Industrial Specialties’ successful new market strategy in Asia and favorable pricing were offset by overall weaker demand in North America and Europe. Net sales in the quarter were $277 million, a $54 million decrease from the same period last year, driven by lower overall volumes and unfavorable currency effects. The company achieved higher overall pricing across all business lines to partially offset the lower volumes. Operating profit in the quarter was a loss of $8 million compared with a profit of $26 million in the prior year period, primarily driven by the lower volumes and inventory accounting impacts of $15 million. Operating EBITDA was $8 million compared with $41 million in the prior year period.
Advanced Engineered Materials
Advanced Engineered Materials maintained increased pricing for its high value-in-use product portfolio but experienced significant volume pressure across many of its product lines. Net sales in the quarter were $195 million, a $58 million decrease from the prior year period. The higher pricing, aided by positive product mix, was not able to offset the lower overall volumes primarily driven by significant reductions in U.S. and European automotive production. Many non-automotive applications, such as medical, filtration and electronics, as well as applications for the China market, experienced only modest declines in the quarter. Operating profit in the fourth quarter was a loss of $48 million compared with a profit of $30 million in the prior year period and included $23 million of impact related to inventory accounting and $16 million associated with fixed asset impairments. Operating EBITDA, which excludes the impact of the asset impairments, was a loss of $3 million compared with a profit of $45 million in the same period last year. Additionally, equity in net earnings from Advanced Engineered Materials’ strategic equity affiliates were $5 million lower than the prior year period and contributed $4 million in the quarter.
Acetyl Intermediates
Acetyl Intermediates experienced a dramatic decline in overall global demand for its products due to prolonged inventory destocking in its end-market customer supply chain and lower pricing for acetyl products. Net sales in the quarter were $656 million, a 39 percent decrease from the same period last year, primarily due to the lower volumes. The lower pricing was driven by lower overall demand and a decrease in raw material input costs, which impacted the formula-based pricing for many acetyl derivatives. Operating profit was a loss of $116 million compared with a profit of $276 million in the same period last year and included $75 million in net other charges and adjustments, primarily related to fixed asset impairments. Lower raw material and energy costs could not offset the lower volumes and decreased pricing in the quarter. The impact of inventory accounting totaled approximately $63 million in the current period. Operating EBITDA, which excludes the other charges and adjustments, was $21 million compared with $231 million in the same period last year. Dividends from the company’s Ibn Sina cost affiliate increased to $29 million compared to $22 million a year ago.
Taxes
The tax rate for adjusted earnings per share was 26 percent in the fourth quarter of 2008 compared with 28 percent in the fourth quarter of 2007. The effective tax rate for continuing operations for 2008 was 15 percent versus 25 percent in 2007. The effective tax rate for 2008 is lower primarily due to increased earnings in jurisdictions with reduced tax rates and the U.S. impact of foreign operations. Cash taxes for 2008 were $98 million compared with $191 million in 2007, primarily as a result of tax losses in the U.S. and the timing of cash taxes in certain jurisdictions.

Equity and Cost Investments
Earnings from equity investments and dividends from cost investments, which are reflected in the company’s adjusted earnings and operating EBITDA, totaled $37 million in the fourth quarter of 2008 compared with $40 million in the prior year period. The decrease is attributed to lower earnings from the company’s Advanced Engineered Materials equity affiliates. Equity and cost investment dividends, which are included in cash flows, were $31 million compared with $26 million in the same period last year, driven by higher dividends from the company’s Ibn Sina cost affiliate.
Cash Flow
Net debt at the end of the fourth quarter of 2008 was $2,857 million, a decrease of $179 million from the end of the third quarter of 2008, on strong cash flow during the period. Additionally, the company made net repayments of $72 million in short term borrowings and affiliate debt in the quarter. Net debt at the end of the fourth quarter of 2007 was $2,731 million.
“Our current capital structure is stable, flexible and low-cost,” said Steven Sterin, senior vice president and chief financial officer. “We are focused on cash generation and committed to investing in our businesses, and funding our restructuring and productivity initiatives. At the same time, we are continuing to position Celanese for the future. Receiving the advance payment from Fraport increases our flexibility and is a cost-effective way to manage the expenses and cash associated with the relocation of our Ticona business in Kelsterbach, Germany.”
The company continued to generate strong cash flow during the twelve months of 2008 and reported a cash inflow of $568 million from operating activities, up $2 million from the prior year period. Favorable trade working capital and lower cash taxes paid helped to offset the lower operating performance.
Cash used in investing activities totaled $184 million for the full year 2008 compared with $143 million of cash received in the prior year. During the fourth quarter of 2008, the company incurred $63 million of costs associated with the relocation of Ticona’s Kelsterbach production facility. Additionally, the company received net proceeds of $109 million related to the sale of marketable securities in the period.
Cash and cash equivalents at the end of the fourth quarter were $676 million compared with $825 million at the end of the fourth quarter of 2007. During 2008, the company repurchased a total of $378 million of its outstanding common shares.
Outlook
The company expects the inventory destocking to diminish in 2009, but does not foresee a short-term recovery in the global economic environment. While the company has chosen not to provide a full-year outlook for 2009, it does expect earnings to improve from fourth quarter levels throughout the year, as the impact of destocking and the negative effects of inventory accounting decrease.

The company announced that it is taking aggressive actions in response to the expected prolonged weak demand environment. These actions include an assessment of its current manufacturing footprint and reductions of its overall fixed cost structure. Initial reductions have already been initiated and total between $100 million and $120 million annually.
“With the current global economic recession and continued weak consumer demand, we would expect volumes to remain under pressure in 2009, even with the easing of inventory destocking. Margins should benefit from lower raw material and energy costs as the impact of inventory accounting subsides. Although our businesses are well positioned, we will continue to take the necessary, aggressive actions required to align our operations and staffing with the short-term demand environment, while strengthening our businesses for the long-term,” said Weidman.

Contacts:
Investor Relations	Media — U.S.	Media — Europe
Mark Oberle	W. Travis Jacobsen	Jens Kurth
Phone: +1 972 443 4464	Phone: +1 972 443 3750	Phone: +49 69 305 7137
Telefax: +1 972 443 8519	Telefax: +1 972 443 8519	Telefax: +49 69 305 36787
Mark.Oberle@celanese.com	William.Jacobsen@celanese.com	J.Kurth@celanese.com
As a global leader in the chemicals industry, Celanese Corporation makes products essential to everyday living. Our products, found in consumer and industrial applications, are manufactured in North America, Europe and Asia. Net sales totaled $6.8 billion in 2008, with approximately 65% generated outside of North America. Known for operational excellence and execution of its business strategies, Celanese delivers value to customers around the globe with innovations and best-in-class technologies. Based in Dallas, Texas, the company employs approximately 8,350 employees worldwide. For more information on Celanese Corporation, please visit the company’s website at www.celanese.com.
Forward-Looking Statements
This release may contain “forward-looking statements,” which include information concerning the company’s plans, objectives, goals, strategies, future revenues or performance, capital expenditures, financing needs and other information that is not historical information. When used in this release, the words “outlook,” “forecast,” “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the company will realize these expectations or that these beliefs will prove correct. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements contained in this release. Numerous factors, many of which are beyond the company’s control, could cause actual results to differ materially from those expressed as forward-looking statements. Certain of these risk factors are discussed in the company’s filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made, and the company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

Reconciliation of Non-U.S. GAAP Measures to U.S. GAAP
This release reflects five performance measures, operating EBITDA, affiliate EBITDA, adjusted earnings per share, net debt and adjusted free cash flow, as non-U.S. GAAP measures. The most directly comparable financial measure presented in accordance with U.S. GAAP in our consolidated financial statements for operating EBITDA is operating profit; for affiliate EBITDA is equity in net earnings of affiliates; for adjusted earnings per share is earnings per common share-diluted; for net debt is total debt; and for adjusted free cash flow is cash flow from operations.
Use of Non-U.S. GAAP Financial Information
•	Operating EBITDA, a measure used by management to measure performance, is defined as operating profit from continuing operations, plus equity in net earnings from affiliates, other income and depreciation and amortization, and further adjusted for other charges and adjustments. We provide guidance on operating EBITDA and are unable to reconcile forecasted operating EBITDA to a GAAP financial measure because a forecast of Other Charges and Adjustments is not practical. Our management believes operating EBITDA is useful to investors because it is one of the primary measures our management uses for its planning and budgeting processes and to monitor and evaluate financial and operating results. Operating EBITDA is not a recognized term under U.S. GAAP and does not purport to be an alternative to operating profit as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Because not all companies use identical calculations, this presentation of operating EBITDA may not be comparable to other similarly titled measures of other companies. Additionally, operating EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements nor does it represent the amount used in our debt covenants.

•	Affiliate EBITDA, a measure used by management to measure performance of its equity investments, is defined as the proportional operating profit plus the proportional depreciation and amortization of its equity investments. Affiliate EBITDA, including Celanese Proportional Share of affiliate information on Table 8, is not a recognized term under U.S. GAAP and is not meant to be an alternative to operating cash flow of the equity investments. The company has determined that it does not have sufficient ownership for operating control of these investments to consider their results on a consolidated basis. The company believes that investors should consider affiliate EBITDA when determining the equity investments’ overall value in the company.

•	Adjusted earnings per share is a measure used by management to measure performance. It is defined as net earnings (loss) available to common shareholders plus preferred dividends, adjusted for other charges and adjustments, and divided by the number of basic common shares, diluted preferred shares, and options valued using the treasury method. We provide guidance on an adjusted earnings per share basis and are unable to reconcile forecasted adjusted earnings per share to a GAAP financial measure without unreasonable effort because a forecast of Other Items is not practical. We believe that the presentation of this non-U.S. GAAP measure provides useful information to management and investors regarding various financial and business trends relating to our financial condition and results of operations, and that when U.S. GAAP information is viewed in conjunction with non-U.S. GAAP information, investors are provided with a more meaningful understanding of our ongoing operating performance. This non-U.S. GAAP information is not intended to be considered in isolation or as a substitute for U.S. GAAP financial information.

•	The tax rate used for adjusted earnings per share is the tax rate based on our initial guidance, less changes in uncertain tax positions. We adjust this tax rate during the year only if there is a substantial change in our underlying operations; an updated forecast would not necessarily result in a change to our tax rate used for adjusted earnings per share. The adjusted tax rate may differ significantly from the tax rate used for U.S. GAAP reporting in any given reporting period. It is not practical to reconcile our prospective adjusted tax rate to the actual U.S. GAAP tax rate in any future period.

•	Net debt is defined as total debt less cash and cash equivalents. We believe that the presentation of this non-U.S. GAAP measure provides useful information to management and investors regarding changes to the company’s capital structure. Our management and credit analysts use net debt to evaluate the company’s capital structure and assess credit quality. This non-U.S. GAAP information is not intended to be considered in isolation or as a substitute for U.S. GAAP financial information.

•	Adjusted free cash flow is defined as cash flow from operations less capital expenditures, other productive asset purchases, operating cash from discontinued operations and certain other charges and adjustments. We believe that the presentation of this non-U.S. GAAP measure provides useful information to management and investors regarding changes to the company’s cash flow. Our management and credit analysts use adjusted free cash flow to evaluate the company’s liquidity and assess credit quality. This non-U.S. GAAP information is not intended to be considered in isolation or as a substitute for U.S. GAAP financial information.
Results Unaudited
The results presented in this release, together with the adjustments made to present the results on a comparable basis, have not been audited and are based on internal financial data furnished to management. Quarterly results should not be taken as an indication of the results of operations to be reported for any subsequent period or for the full fiscal year.

Preliminary Consolidated Statements of Operations — Unaudited

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in $ millions, except per share data)	2008	2007	2008	2007

Net sales	1,286	1,760	6,823	6,444
Cost of sales	(1,177)	(1,348)	(5,567)	(4,999)

Gross profit	109	412	1,256	1,445

Selling, general and administrative expenses	(124)	(145)	(540)	(516)
Amortization of Intangibles [1]	(18)	(19)	(76)	(72)
Research and development expenses	(21)	(19)	(80)	(73)
Other (charges) gains, net	(84)	60	(108)	(58)
Foreign exchange gain (loss), net	(7)	2	(4)	2
Gain (loss) on disposition of assets, net	(7)	33	(8)	20

Operating profit	(152)	324	440	748

Equity in net earnings of affiliates	8	17	54	82
Interest expense	(66)	(66)	(261)	(262)
Refinancing expenses	—	—	—	(256)
Interest income	4	10	31	44
Dividend income — cost investments	29	23	167	116
Other income (expense), net	(1)	5	8	(25)

Earnings (loss) from continuing operations before tax and minority interests	(178)	313	439	447

Income tax (provision) benefit	(40)	(104)	(66)	(110)
Minority interests	—	(1)	1	(1)

Earnings (loss) from continuing operations	(138)	208	374	336

Earnings (loss) from discontinued operations:
Earnings (loss) from operation of discontinued operations	—	2	(120)	40
Gain on disposal of discontinued operations	6	5	6	52
Income tax (provision) benefit	(27)	(1)	18	(2)

Earnings (loss) from discontinued operations	(21)	6	(96)	90

Net earnings (loss)	(159)	214	278	426

Cumulative preferred stock dividends	(2)	(3)	(10)	(10)

Net earnings (loss) available to common shareholders	(161)	211	268	416

Earnings (loss) per common share — basic:
Continuing operations	($0.97)	$1.35	$2.45	$2.11
Discontinued operations	(0.15)	0.04	(0.64)	0.58

Net earnings (loss) available to common shareholders	($1.12)	$1.39	$1.81	$2.69

Earnings (loss) per common share — diluted:
Continuing operations	($0.97)	$1.23	$2.29	$1.96
Discontinued operations	(0.15)	0.04	(0.59)	0.53

Net earnings (loss) available to common shareholders	($1.12)	$1.27	$1.70	$2.49

Weighted average shares (millions)
Basic	143.5	151.7	148.4	154.5
Diluted	143.5	168.6	163.5	171.2

[7]	Customer related intangibles

Preliminary Consolidated Balance Sheets — Unaudited

	December 31,	December 31,
(in $ millions)	2008	2007

ASSETS
Current assets:
Cash and cash equivalents	676	825
Receivables:
Trade -third party and affiliates, net	631	1,009
Non-trade	328	437
Inventories	577	636
Deferred income taxes	32	70
Marketable securities, at fair value	6	46
Other assets	42	40

Total current assets	2,292	3,063

Investments	790	814
Property, plant and equipment, net	2,472	2,362
Deferred income taxes	82	10
Marketable securities, at fair value	94	209
Other assets	357	309
Goodwill	772	866
Intangible assets, net	364	425

Total assets	7,223	8,058

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings and current installments of long-term debt — third party and affiliates	233	272
Trade payables — third party and affiliates	523	818
Other liabilities	574	888
Deferred income taxes	21	30
Income taxes payable	23	23

Total current liabilities	1,374	2,031

Long-term debt	3,300	3,284
Deferred income taxes	182	265
Uncertain tax positions	218	220
Benefit obligations	1,167	696
Other liabilities	806	495
Minority interests	2	5
Shareholders’ equity:
Preferred stock	—	—
Common stock	—	—
Treasury stock, at cost	(781)	(403)
Additional paid-in capital	495	469
Retained earnings	1,043	799
Accumulated other comprehensive income (loss), net	(583)	197

Total shareholders’ equity	174	1,062

Total liabilities and shareholders’ equity	7,223	8,058

Table 1
Segment Data and Reconciliation of Operating Profit (Loss) to Operating EBITDA - a Non-U.S. GAAP Measure

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in $ millions)	2008	2007	2008	2007

Net Sales
Advanced Engineered Materials	195	253	1,061	1,030
Consumer Specialties	286	279	1,155	1,111
Industrial Specialties	277	331	1,406	1,346
Acetyl Intermediates	656	1,083	3,875	3,615
Other Activities [1]	1	0	2	2
Intersegment eliminations	(129)	(186)	(676)	(660)

Total	1,286	1,760	6,823	6,444

Operating Profit (Loss)
Advanced Engineered Materials	(48)	30	32	133
Consumer Specialties	52	69	190	199
Industrial Specialties	(8)	26	47	28
Acetyl Intermediates	(116)	276	309	616
Other Activities [1]	(32)	(77)	(138)	(228)

Total	(152)	324	440	748

Equity Earnings, Cost — Dividend Income and Other Income (Expense)
Advanced Engineered Materials	5	7	37	55
Consumer Specialties	(2)	3	47	40
Industrial Specialties	—	—	—	—
Acetyl Intermediates	30	27	125	78
Other Activities [1]	3	8	20	—

Total	36	45	229	173

Other Charges and Other Adjustments [2]
Advanced Engineered Materials	22	(10)	25	(5)
Consumer Specialties	2	(27)	3	(16)
Industrial Specialties	2	(1)	13	32
Acetyl Intermediates	75	(97)	108	(69)
Other Activities [1]	4	42	22	140

Total	105	(93)	171	82

Depreciation and Amortization Expense
Advanced Engineered Materials	18	18	76	69
Consumer Specialties	13	12	53	51
Industrial Specialties	14	16	57	59
Acetyl Intermediates	32	25	134	106
Other Activities [1]	2	2	9	6

Total	79	73	329	291

Operating EBITDA
Advanced Engineered Materials	(3)	45	170	252
Consumer Specialties	65	57	293	274
Industrial Specialties	8	41	117	119
Acetyl Intermediates	21	231	676	731
Other Activities [1]	(23)	(25)	(87)	(82)

Total	68	349	1,294	1,294

[1]	Other Activities primarily includes corporate selling, general and administrative expenses and the results from captive insurance companies.

[2]	See Table 7.

Table 2
Factors Affecting Fourth Quarter 2008 Segment Net Sales Compared to Fourth Quarter 2007

(in percent)	Volume	Price	Currency	Other[1]	Total

Advanced Engineered Materials	-25%	6%	-4%	0%	-23%
Consumer Specialties	-6%	10%	-1%	0%	3%
Industrial Specialties	-19%	7%	-4%	0%	-16%
Acetyl Intermediates	-30%	-7%	-2%	0%	-39%
Total Company	-26%	-1%	-3%	3%	-27%

Factors Affecting Twelve Months 2008 Segment Net Sales Compared to Twelve Months 2007

(in percent)	Volume	Price	Currency	Other[1]	Total

Advanced Engineered Materials	-4%	3%	4%	0%	3%
Consumer Specialties	-6%	7%	1%	2%	4%
Industrial Specialties	-10%	11%	4%	-1%	4%
Acetyl Intermediates	-3%	7%	3%	0%	7%
Total Company	-5%	8%	3%	0%	6%

[1]	Primarily represents net sales from APL divestiture of AT Plastics Films business and captive insurance companies (Total Company).
Table 3
Cash Flow Information

	Twelve Months Ended
	December 31,
(in $ millions)	2008	2007

Net cash provided by operating activities	568	566
Net cash provided by (used in) investing activities [1]	(184)	143
Net cash used in financing activities	(498)	(714)
Exchange rate effects on cash	(35)	39
Cash and cash equivalents at beginning of period	825	791

Cash and cash equivalents at end of period	676	825

[1]	2008 includes $311 million of cash received and $185 million of capital expenditures related to the Ticona Kelsterbach plant relocation.
Table 4
Cash Dividends Received

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in $ millions)	2008	2007	2008	2007

Dividends from equity investments	2	3	64	57
Dividends from cost investments	29	23	167	116

Total	31	26	231	173

Table 5
Net Debt — Reconciliation of a Non-U.S. GAAP Measure

	December 31,	December 31,
(in $ millions)	2008	2007

Short-term borrowings and current installments of long-term debt — third party and affiliates	233	272
Long-term debt	3,300	3,284

Total debt	3,533	3,556

Less: Cash and cash equivalents	676	825

Net Debt	2,857	2,731

Table 6
Adjusted Earnings (Loss) Per Share — Reconciliation of a Non-U.S. GAAP Measure

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in $ millions, except per share data)	2008	2007	2008	2007

Earnings (loss) from continuing operations before tax and minority interests	(178)	313	439	447
Non-GAAP Adjustments:
Other charges and other adjustments [1]	105	(93)	171	82
Refinancing costs	—	—	—	254

Adjusted Earnings (loss) from continuing operations before tax and minority interests	(73)	220	610	783
Income tax (provision) benefit on adjusted earnings[2]	19	(62)	(159)	(219)
Minority interests	—	(1)	1	(1)

Adjusted Earnings (loss) from continuing operations	(54)	157	452	563
Preferred dividends	(2)	(3)	(10)	(10)

Adjusted net earnings (loss) available to common shareholders	(56)	154	442	553
Add back: Preferred dividends	2	3	10	10

Adjusted net earnings (loss) for adjusted EPS	(54)	157	452	563

Diluted shares (millions)

Weighted average shares outstanding	143.5	151.7	148.4	154.5
Assumed conversion of Preferred Shares	—	12.0	12.0	12.0
Assumed conversion of Restricted Stock	—	0.6	0.5	0.3
Assumed conversion of stock options	—	4.3	2.6	4.4

Total diluted shares	143.5	168.6	163.5	171.2

Adjusted EPS	0.93	0.93	2.77	3.29

[1]	See Table 7 for details

[2]	The adjusted tax rate for the three and twelve months ended December 31, 2008 is 26% based on the forecasted adjusted tax rate for 2008.

[3]	The impact of inventory accounting adjustments on Adjusted EPS is $0.48 calculated as $101 million tax effected at 26% divided by 155.9 million diluted shares for the three months ended December 31, 2008.

Table 7
Reconciliation of Other Charges and Other Adjustments
Other Charges:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in $ millions)	2008	2007	2008	2007

Employee termination benefits	2	5	21	32
Plant/office closures	—	7	7	11
Insurance recoveries associated with plumbing cases	—	(2)	—	(4)
Long-term compensation triggered by Exit Event	—	—	—	74
Asset impairments	94	—	115	9
Clear Lake insurance recoveries	(15)	(40)	(38)	(40)
Resolution of commercial disputes with a vendor	—	(31)	—	(31)
Sorbates settlement	—	—	(8)	—
Ticona Kelsterbach plant relocation	4	1	12	5
Other	(1)	—	(1)	2

Total	84	(60)	108	58

Other Adjustments: 1

	Three Months Ended		Twelve Months Ended		Income
	December 31,		December 31,		Statement
(in $ millions)	2008	2007	2008	2007	Classification

Ethylene pipeline exit costs	—	—	(2)	10	Other income (expense), net
Business optimization	6	8	33	18	SG & A
Foreign exchange loss related to refinancing transaction	—	—	—	22	Other income (expense), net
Ticona Kelsterbach plant relocation	2	—	(4)	—	Cost of Sales
Plant closures	9	—	23	—	Cost of Sales
AT Plastics films sale	—	—	—	7	Gain on disposition
Gain on Edmonton sale	—	(34)	—	(34)	Gain on disposition
Other	4	(7)	13	1	Various

Total	21	(33)	63	24

Total other charges and other adjustments	105	(93)	171	82

[1]	These items are included in net earnings but not included in other charges.

Table 8
Equity Affiliate Preliminary — Total — Unaudited

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in $ millions)	2008	2007	2008	2007

Net Sales
Ticona Affiliates[1]	277	336	1,394	1,270
Infraserv[2]	537	623	2,243	1,798

Total	814	959	3,068	3,068

Operating Profit
Ticona Affiliates	17	40	133	188
Infraserv	19	26	98	87

Total	36	66	231	275

Depreciation and Amortization
Ticona Affiliates	22	17	76	56
Infraserv	21	26	106	87

Total	43	43	182	143

Affiliate EBITDA[3]
Ticona Affiliates	39	57	209	244
Infraserv	40	52	204	174

Total	79	109	418	418

Net Income
Ticona Affiliates	10	21	77	119
Infraserv	6	18	55	77

Total	16	132	132	196

Net Debt
Ticona Affiliates	216	208	216	208
Infraserv	508	39	508	39

Total	724	724	247	247

Equity Affiliate Preliminary Results — Celanese Proportional Share — Unaudited4

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(in $ millions)	2008	2007	2008	2007

Net Sales
Ticona Affiliates	127	155	642	587
Infraserv	173	199	722	587

Total	300	364	1,174	1,174

Operating Profit
Ticona Affiliates	8	19	61	89
Infraserv	9	9	34	29

Total	17	28	95	118

Depreciation and Amortization
Ticona Affiliates	10	8	35	26
Infraserv	6	11	34	31

Total	16	69	69	57

Affiliate EBITDA[3]
Ticona Affiliates	18	27	96	115
Infraserv	15	20	68	59

Total	33	4	164	174

Equity in net earnings of (as reported on the affiliates Income Statement)
Ticona Affiliates	4	9	35	56
Infraserv	4	8	19	26

Total	8	17	54	82

Affiliate EBITDA in excess of Equity in net earnings of affiliates[5]
Ticona Affiliates	14	18	61	59
Infraserv	11	12	49	33

Total	25	30	110	92

Net Debt
Ticona Affiliates	98	96	98	96
Infraserv	160	20	160	20

Total	258	116	258	116

[1]	Ticona Affiliates includes Polyplastics (45% ownership), Korean Engineering Plastics (50%), Fortron Industries (50%), and Una SA (50%)

[2]	Infraserv includes Infraserv Entities valued as equity investments (Infraserv Höchst — 31% ownership, Infraserv Gendorf — 39% and Infraserv Knapsack 28%)

[3]	Affiliate EBITDA is the sum of Operating Profit and Depreciation and Amortization, a non-U.S. GAAP measure

[4]	Calculated as the product of figures from the above table times Celanese ownership percentage

[5]	Product of Celanese proportion of Affiliate EBITDA less Equity in net earnings of affiliates; not included in Celanese operating EBITDA